UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

__________________

Date of Report (Date of earliest event reported): May 4, 2012

OAKRIDGE INTERNATIONAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	-------------	98-0648307
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
Suite 1609, 16/F Jie Yang Building, 271 Lockhart Road, Wanchai, Hong Kong	n/a
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	+001 852 9197 3945
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 4, 2012, Mr. Xu Xiong ("Mr. Xu") tendered his resignation and stepped down as CEO, President and member of the board of directors of the Company. On the same day, Mr. Sau Shan KU was appointed to take up the positions of President and CEO and Mr. Con Unerkov ("Mr. Unerkov") was appointed to as a member of the board.

Mr. Unerkov is an Australian based businessman and investor with experience in the Finance, Media and Telecommunications markets in Australia, China and United States. Mr. Unerkov is also a director of China Media Group Corporation (symbol: chmd.ob) together with a number of private and non-listed public companies. Mr. Unerkov is a graduate of the University of South Australia.

There is no family relationship among the directors of the Company.

Item 8.01	Other Events

On May 4, 2012, Mr. Xu entered into a Sale and Purchase Agreement ("SP Agreement") with Intek Solutions Pty. Ltd. ("Intek") to sell all of his 1,250,000 shares in the Company to Intek for a consideration of US$12,500.00. Intek, a company incorporated in Australia, is 100% owned by Mr. Unerkov. As a result, our newly appointed director, Mr. Unerkov, indirectly holds 1,250,000 shares, which is about 19.2% equity interest, in the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2012	OAKRIDGE INTERNATIONAL CORPORATION

By: /s/ Sau Shan Ku
---------------------------------
Name: Sau Shan Ku
Title: Director